Exhibit 99.1
THOMAS WEISEL PARTNERS GROUP, INC. REPORTS STRONG SECOND QUARTER
AND FIRST SIX MONTHS REVENUE AND EARNINGS RESULTS
San Francisco, August 9, 2006 — Thomas Weisel Partners Group, Inc. (NASDAQ: TWPG) reported net revenue of $63.7 million in the second quarter of 2006 and $141.7 million in the first half of 2006 representing increases of 18% and 31% over the comparable periods in 2005, after excluding management fees earned in 2005 from Thomas Weisel Capital Partners (TWCP), which we no longer receive, as discussed further below. If management fees earned in 2005 from TWCP are not excluded, net revenue for the second quarter and first half of 2006 represented increases of 8% and 19% over the comparable periods in 2005.
Net income increased to $3.3 million in the second quarter of 2006 from a net loss of $5.8 million in the second quarter of 2005 and increased to $24.6 million in the first half of 2006 compared to a net loss of $12.0 million in the first six months of 2005. Diluted earnings per share for the second quarter and first six months of 2006 were $0.14 and $1.02, respectively.
After adjusting for certain one-time events, including our conversion to a corporation, non-GAAP net income and diluted earnings per share were $4.4 million and $0.18 for the second quarter of 2006 and $11.0 million and $0.47 for the first six months of 2006. A reconciliation between our GAAP results and these non-GAAP measures is discussed below.
Investment Banking Revenue Drove Revenue Growth
•	Investment Banking. Investment banking revenue increased 86% to $28.2 million in the second quarter of 2006 and increased 106% to $64.7 million in the first six months of 2006, compared to the corresponding periods in 2005.

In the second quarter of 2006, we completed 24 transactions with an aggregate value of $6.1 billion. We lead-managed four public offerings, three of which we book-managed. Notable second quarter transactions included book- or lead-managed offerings for Gaiam Inc., Merix Corp. and Cogent Communications Group, as well as advising on American Medical Systems Holding Inc.’s $715 million acquisition of Laserscope.
•	Brokerage. Brokerage revenue declined 12% to $29.8 million in the second quarter of 2006 and declined 8% to $64.2 million in the first six months of 2006 from the comparable periods in 2005.

Revenue declined in our core institutional business as well as in our program, convertible debt and private client services trading businesses compared to the second quarter of 2005 due to the challenging market environment in May and June 2006.
•	Asset Management. Asset management revenue for the second quarter and first six months of 2006 was $5.4 million and $12.3 million, increases of 12% and 65% over the comparable periods in 2005, after excluding management fees earned in 2005 from TWCP, which we no longer receive, as discussed further below. Including management fees from TWCP in 2005, asset management revenue decreased 46% and 31% in the second quarter and first six months of 2006 compared to the same periods in 2005.
•	Non-compensation Expenses. Non-compensation expenses decreased 7% to $23.8 million in the second quarter of 2006 and declined 2% to $49.4 million in first six months of 2006 compared to the corresponding periods in 2005.

•	Recent Hires. We are pleased to announce that Stephen Buell has joined us as Director of Research. “We are intensely proud of our research and are delighted to have retained a person of Stephen’s experience and stature to lead our research efforts,” said Thomas Weisel, CEO and Chairman.

As part of our strategy to broaden and diversify our brokerage business, we have recruited both Stephen Blatney to build-out our algorithmic trading business and Gregory O’Loughlin to head-up and grow our convertible debt trading business.

Continuing with our ongoing investment banking growth efforts, we have brought on both Alex Lehmann to expand our origination efforts across equity and equity-linked products and Richard Wood to focus on private placements and PIPE/registered direct transactions.
“The momentum in our investment banking business achieved in the prior two quarters has continued into the second quarter of 2006,” said Thomas Weisel, CEO and Chairman. “These results were achieved during a challenging market environment, especially during the second half of the quarter.”
Revenues
Investment Banking
Second Quarter, 2006
Investment banking revenue increased 86% in the second quarter of 2006 to $28.2 million compared to the second quarter of 2005. The increase was primarily due to closing 24 transactions compared to 12 in the same period in 2005. Revenue per transaction decreased to $1.1 million from $1.2 million in the second quarter of 2005. We joint book-managed our own initial public and follow-on offerings during the first six months of 2006 and included those transactions in our book- and lead-managed deal counts, but excluded those transactions from our transaction count totals, did not recognize revenue from those transactions and did not include those transactions in our revenue per transaction measures.
Capital raising revenue increased 137% in the second quarter of 2006 to $25.2 million compared to the second quarter of 2005. The increase resulted primarily from closing 22 capital raising transactions as compared to 9 in the second quarter of 2005. In the market as a whole, within our target sectors, the number of capital raising transactions increased 80% from the second quarter of 2005.
Strategic advisory revenue declined 33% in the second quarter of 2006 to $3.0 million compared to the second quarter of 2005. We completed two strategic advisory transactions compared to three in the year-ago quarter.
First Six Months, 2006
Investment banking revenue increased 106% in the first six months of 2006 to $64.7 million compared to the first six months of 2005. The increase was primarily the result of closing 43 transactions compared to 29 in the first six months of 2005. The increase was also the result of average revenue per transaction growing to $1.4 million compared to $1.0 million in the first six months of 2005, driven by higher average capital raising transaction size and by also closing more book- and lead- managed capital raising transactions.
Capital raising revenue increased 177% in the first six months of 2006 to $57.1 million compared the first six months of 2005. We closed 38 capital raising transactions compared to 22 in the first six months of 2005. In the market as a whole, within our target sectors, the number of capital raising transactions increased 51% compared to the first six months of 2005.
Strategic advisory revenue declined 30% in the first six months of 2006 to $7.6 million compared to the first six months of 2005. The decline was primarily the result of the fact that we completed five strategic advisory transactions compared to seven in the first six months of 2005.
Investment banking revenues are typically recognized at the completion of each transaction. As a result, our investment banking revenues have and likely will continue to vary significantly between periods. Our investment banking engagements typically relate to only one potential transaction and do not provide us with long-term contracted sources of revenue.

Brokerage
Second Quarter, 2006
Brokerage revenue declined 12% in the second quarter of 2006 to $29.8 million compared to the second quarter of 2005. The decrease was primarily due to declines in our average daily trading volume and average commission per share in equity securities trading, and to a lesser degree declines in convertible debt securities and private client services trading, partially offset by increases in research and private client asset management fees.
First Six Months, 2006
Brokerage revenue decreased 8% to $64.2 million in the first six months of 2006 compared to the first six months of 2005. The decline was primarily due to decreases in our average daily trading volume and average commission per share in equity securities trading, and on a smaller scale, private client services trading, partially offset by increases in convertible debt security trading and research and private client asset management fees.
Asset Management
Second Quarter and First Six Months, 2006
Asset management revenue for the second quarter and first six months of 2006 was $5.4 million and $12.3 million, increases of 12% and 65% over the comparable periods in 2005, after excluding management fees earned in 2005 from TWCP, which we no longer receive, as discussed further below. Including management fees from TWCP in 2005, asset management revenue decreased 46% and 31% in the second quarter and first six months of 2006 compared to the same periods in 2005. Asset management revenue for the second quarter and first six months of 2005 was $10.0 million and $18.0 million, respectively.
The management of TWCP was transferred to a third party in the fourth quarter of 2005 and following that transfer we no longer receive management fees from TWCP. Management fees received from TWCP in the second quarter of 2005 were $5.2 million and in the first six months of 2005 were $10.5 million. We continue to receive investment gains and losses from our capital account with TWCP.
Expenses
Compensation and Benefits
Second Quarter and First Six Months, 2006
Compensation and benefits expense decreased 7% in the second quarter of 2006 to $35.4 million and declined 2% in the first six months of 2006 to $77.3 million, compared to the same periods in 2005. Compensation and benefits expense in the second quarter and first six months of 2006 included $1.9 million and $3.0 million, respectively, of non-cash compensation expense relating to equity awards made in connection with our initial public offering.
As a percentage of net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities), compensation and benefit expense (excluding expense relating to equity awards made in connection with our initial public offering) was 56% and 55% for the second quarter and first six months of 2006, respectively, down from 66% from the second quarter of 2005 and 67% from the first six months of 2005.
In connection with our initial public offering, we indicated that beginning in 2006 we intend to maintain our aggregate compensation and benefits expense (excluding expense relating to equity awards made in connection with our initial public offering), within the range of 55% to 58% of our net revenues (excluding investment gains and losses attributable to investments in partnerships and other securities), although we retain the ability to change this rate in the future. Our accruals for compensation and benefits expense in 2006 were determined in a manner consistent with this policy.
Non-compensation
Second Quarter and First Six Months, 2006
Non-compensation expense declined 7% in the second quarter of 2006 to $23.8 million and decreased 2% to $49.4 million in the first six months of 2006, compared to the corresponding periods in 2005.

Floor Brokerage and Trade Execution. Floor brokerage and trade execution expenses were $6.4 million and $13.1 million in the second quarter and first six months of 2006, 5% and 6% down from the second quarter and first six months of 2005. The decreases are primarily the result of decreases in share volume and commissions.
Communications and Data Processing. Communications and data processing expenses were $4.2 million and $8.6 million in the second quarter and first six months of 2006, up 3% from the year-ago quarter and down 2% from the first six months of 2005. The increase from the second quarter of 2005 was related to costs incurred in connection with converting to a new trading system to a new clearing broker, while the decline from the prior six-month period was primarily due lower communication costs.
Depreciation and Amortization. Depreciation and amortization was $2.1 million and $4.5 million in the second quarter and first six months of 2006, 9% and 4% less than the same periods in 2005, primarily due to certain furniture and equipment now being fully depreciated.
Marketing and Promotion. Marketing and promotion expense includes travel and entertainment, conferences and advertising expenses. Marketing and promotion expenses were $2.8 million and $5.7 million in the second quarter and first six months of 2006, 18% and 17% lower than the second quarter and first six months of 2005. The variances from prior periods relate to lower costs and the timing of one of our conferences.
Occupancy and Equipment. Occupancy and equipment expenses were $3.6 million and $8.3 million in the second quarter and first six months of 2006, 9% down from the first quarter of 2006 and 13% up from the first six months of 2005. The decrease from the second quarter of 2005 is primarily due to incurring leasing agent commissions in the second quarter of 2005. The increase from the first six months of 2005 was primarily the result of recording a $1.5 million charge in the first quarter of 2006 related to our leased premises in Menlo Park. We took this $1.5 million charge because the subtenant notified us in March 2006 that they would not be exercising their option to extend their sublease and current market lease rates are lower than the rate the subtenant has paid.
Other. Other expense includes legal and professional services, printing, insurance, business and property taxes, and supplies. Other expense was $4.7 million and $9.3 million in the second quarter and first six months of 2006, 10% lower and 1% higher than the comparable periods in 2005. The decrease in the second quarter of 2006 compared to the second quarter of 2005 was primarily due to a decrease in legal fees and business and property taxes, partially offset by an increase in employee recruiting and relocation costs and an increase in director and officer insurance costs relating to becoming a public company.
Provision for Taxes, Tax Benefit
Second Quarter, 2006
For the second quarter of 2006 our provision for taxes was $1.2 million. The provision for taxes included a $0.5 million tax benefit due to a downward adjustment to the valuation allowance we recorded in the first quarter of 2006 in connection with our conversion from a limited liability company to a corporation. The downward adjustment was related to capital gains in the second quarter of 2006. For the second quarter of 2006, our effective tax rate was 26%.
First Six Months, 2006
For the first six months of 2006, we recorded a $9.6 million net tax benefit. This amount included a tax benefit of $13.8 million in the first quarter of 2006 and a tax benefit of $0.5 million in the second quarter of 2006. The first quarter $13.8 million tax benefit resulted from our conversion from a limited liability company to a corporation. The second quarter $0.5 million tax benefit was due to a downward adjustment to the valuation allowance we recorded in connection with our conversion from a limited liability company, as described above. For the first six months of 2006, our effective tax rate, after excluding one-time events, was 38%.

Follow-On Offering of Common Stock
We completed a follow-on offering of our common stock on May 23, 2006. In the follow-on offering, 6,152,500 shares of common stock were sold with gross proceeds of $135,355,000. Of those amounts, selling stockholders sold 2,570,598 shares with gross proceeds of $56,553,156. We issued 3,581,902 shares yielding $78,801,844 gross proceeds. After subtracting unaffiliated underwriters’ discount and other expenses, net proceeds to us were approximately $76.4 million.
Non-GAAP Financial Measures
This press release includes non-GAAP financial measures. We have reported in this press release our net income for the second quarter of 2006 on a non-GAAP basis by excluding the $1.1 million after-tax non-cash expense incurred in the second quarter of 2006 associated with the initial grant of restricted stock units made in connection with our initial public offering. We have also reported in this press release our net income for the first six months of 2006 on a non-GAAP basis by (i) excluding the effect of recognizing during the first quarter of 2006 a $13.8 million one-time net deferred tax benefit resulting from our conversion to corporation from a limited liability company (but not excluding subsequent adjustments to the related valuation allowance), (ii) excluding the $1.7 million after-tax non-cash expense incurred in the first six months of 2006 associated with the initial grant of restricted stock units made in connection with our initial public offering and (iii) including additional income tax expense of $1.5 million for the first quarter of 2006, because we estimate that had we converted to a corporation on January 1, 2006 we would have incurred additional income tax expense for the period from January 1, 2006 to February 7, 2006 equal to our net income for the period from January 1, 2006 through February 7, 2006 of $3.6 million multiplied by the estimated actual federal and state tax rate for the first quarter of 2006 of 42%.
We have also reported in this press release our basic and diluted earnings per share for the second quarter of 2006 on a non-GAAP basis by:
•	using $4.4 million as the numerator of our non-GAAP basic and diluted earnings per share calculations, which amount is derived by beginning with net income attributable to common shareholders of $3.3 million and adjusting to exclude the after-tax non-cash expense associated with our initial grant of restricted stock units of $1.1 million; and

•	using as the denominator of our non-GAAP basic and diluted earnings per share calculations the basic and diluted weighted average shares used, respectively, as the denominator of our GAAP basic and diluted earnings per share calculations.
We have also reported in this press release our basic and diluted earnings per share for the first six months of 2006 on a non-GAAP basis by:
•	using $11.0 million as the numerator of the non-GAAP earnings per share calculation, which amount is derived by beginning with net income available to common stockholders of $23.0 million for the first six months of 2006 and adjusting to (i) exclude the effect of the $13.8 million one-time net deferred tax benefit recognized in the first quarter of 2006 (but not excluding subsequent adjustments to the related valuation allowance), (ii) include the additional income tax expense of $1.5 million with respect to the period from January 1, 2006 through February 7, 2006, (iii) exclude the after-tax non-cash expense associated with our initial grant of restricted stock units of $1.7 million for the first six months of 2006 and (iv) exclude the $1.6 million of preferred dividends and accretion with respect to the period from January 1, 2006 through February 7, 2006; and

•	increasing the weighted average shares used as the denominator of the non-GAAP earnings per share calculation by 1,006,055, which is the amount by which weighted average shares would have increased had the 4,914,440 shares we issued in our initial public offering been outstanding for the entire first six months of 2006.
Although we expect to grant restricted stock units and other share-based compensation in the future, we do not expect to make any such substantial grants outside of our regular compensation and hiring process, as we did when we granted restricted stock units in connection with our initial public offering. Also, in the future we do not expect that a similar conversion-related deferred tax benefit will arise and we expect to be subject to state and federal income tax, in each case, because we do not expect to change our corporate form again.
Our management has utilized a non-GAAP calculation of net income and non-GAAP calculations of basic and diluted earnings per share that are adjusted in the manner described above as an additional device to aid in understanding and analyzing our financial results in the second quarter and first six months of 2006. Our management believes that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of our results in the current period to those in prior periods and future periods that did not and likely will not include the adjusted items. Our reference to these measures should not, however, be considered as a substitute for results that are presented in a manner consistent with GAAP. These non-GAAP measures are provided to enhance investors’ overall understanding of our current financial performance and our prospects for the future. Specifically, our management believes that the non-GAAP measures provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and business outlook.
A limitation of utilizing these non-GAAP measures of net income and basic and diluted earnings per share is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of our business and these effects should not be ignored in evaluating and analyzing our financial results. Therefore, management believes that both our GAAP measures of net income and basic and diluted earnings per share and these non-GAAP measures of our financial performance should be considered together.
A reconciliation of our first quarter and first six months of 2006 GAAP net income to our first quarter and first six months of 2006 non-GAAP net income is set forth below.

	For Three Months	For Six Months
	Ended	Ended
	June 30, 2006	June 30, 2006
	(In millions)
Net income	$3.3	$24.6
Exclusion of the effect of recording net deferred tax benefit	—	(13.8)
Inclusion of additional income tax expense	—	(1.5)
Exclusion of the after-tax non-cash expense associated with initial grant of restricted stock units	1.1	1.7

Non-GAAP net income excluding the effect of recording net deferred tax benefit, including additional income tax expense and excluding after-tax non-cash expense associated with initial grant of restricted stock units	$4.4	$11.0

We calculate earnings per share in accordance with FASB Statement No. 128, Earnings per Share. Basic earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding for the period. Common shares outstanding for the second quarter of 2006 and for the first six months of 2006 are comprised of the weighted average of (i) the 17,347,270 shares issued in conjunction with our reorganization from a limited liability company to a corporation, as if such issuance had occurred on January 1, 2006, (ii) the 4,914,440 shares issued in our initial public offering on February 7, 2006 and (iii) the 3,581,902 shares issued in our follow-on offering on May 23, 2006. Diluted earnings per share includes the determinants of basic earnings per share plus all dilutive potential common shares that were outstanding during the period. We use the treasury stock method to reflect the potential dilutive effect of outstanding unvested restricted stock units, an outstanding warrant to purchase common stock and outstanding unexercised stock options. With respect to the second quarter and first six months of 2006, outstanding unexercised stock options were anti-dilutive and not considered in the determination of diluted earnings per share.
The following table sets forth our GAAP basic and diluted weighted average shares outstanding and our GAAP basic and diluted earnings per share for the second quarter and first six months of 2006 as well as our non-GAAP basic and diluted weighted average shares outstanding and non-GAAP earnings per share for the second quarter and first six months of 2006, in each case after applying the adjustments described above:

	For Three Months	For Six Months
	Ended	Ended
	June 30, 2006	June 30, 2006
Weighted average shares used in computation of earnings per share:
Basic (in thousands)	23,994	22,126
Diluted (in thousands)	24,535	22,569

Earnings per share:
Basic	$0.14	$1.04
Diluted	$0.14	$1.02

Non-GAAP adjusted weighted average shares used in computation of non-GAAP earnings per share:
Basic (in thousands)	23,994	23,132
Diluted (in thousands)	24,535	23,575

Non-GAAP earnings per share excluding the effect of recording net deferred tax benefit, including additional income tax expense, excluding after-tax non-cash expense associated with initial grant of restricted stock units and excluding preferred dividends and accretion from January 1, 2006 through February 7, 2006:

Basic	$0.18	$0.48
Diluted	$0.18	$0.47
Further information regarding these non-GAAP financial measures is included in our Quarterly Report on Form 10-Q for the three month period ended June 30, 2006. Information regarding non-GAAP financial measures relating to the first quarter of 2006 is included in our Quarterly Report on Form 10-Q for the three month period ended March 31, 2006. Our Quarterly Reports on Form 10-Q are available to the public from the SEC’s internet site at http://www.sec.gov and from our public internet site at http://www.tweisel.com. You may also read and copy any Quarterly Report on Form 10-Q that we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.
About Thomas Weisel Partners Group, Inc.
We are an investment bank, founded in 1998, focused principally on the technology, healthcare and consumer sectors of the economy. Our business is managed as a single operating segment and we generate revenues from three principal sources: investment banking, brokerage and asset management. Our investment banking group is comprised of two disciplines: corporate finance and strategic advisory. Our brokerage group provides equity and convertible debt securities sales and trading services to institutional investors, and offers brokerage, advisory and cash management services to high-net-worth individuals and corporate clients. Our asset management group is divided into two units: private equity and distribution management.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements, which are subject to risks, uncertainties and assumptions about us. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “optimistic”, “potential”, “future” or “continue”, the negative of these terms and other comparable terminology. These statements are only predictions based on our current expectations about future events. There are important factors that could cause our actual results, level of activity, performance or achievements or other events or circumstances to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to, those discussed in Item 1A — “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005, as supplemented and amended by the risks outlined under Part II, Item 1A — “Risk Factors” in our Quarterly Report on Form 10-Q for the three months ended June 30, 2006. We do not assume responsibility for the accuracy or completeness of any forward-looking statement and you should not rely on forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.
Quarterly Earnings Conference Call
Thomas Weisel Partners Group, Inc. will host its 2006 second quarter conference call on Wednesday, August 9, 2006 at 5:00 p.m. EDT (2:00 p.m. PDT). The conference call may include forward-looking statements, including guidance as to future results.
All interested parties are invited to listen to Thomas Weisel Partners’ Chairman and Chief Executive Officer, Thomas W. Weisel, and Chief Administrative Officer, David Baylor, by dialing 800/289-0572 (domestic) or 913/981-5543 (international). The confirmation code for both the domestic and international lines is: 6217141.
A live web cast of the call, as well as the company’s results, will be available at:
          http://www.tweisel.com/twpds?___fwdtourl___=/investor/webcasts.jsp
To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.
For those who cannot listen to the live broadcast, a replay will be available on this site one hour after the call through August 22, 2006.
Investor Relations Contact:
Deborah Lightfoot
415-364-2500
investorrelations@tweisel.com
Media Contact:
Danielle Holmes
415-364-2500
dholmes@tweisel.com

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Brokerage	$29,776	$33,817	$64,163	$69,690
Investment banking	28,156	15,138	64,650	31,423
Asset management	5,383	10,035	12,335	17,955
Interest income	3,062	892	5,274	1,963

Total revenues	66,377	59,882	146,422	121,031
Interest expense	(2,643)	(885)	(4,712)	(2,071)

Net revenues	63,734	58,997	141,710	118,960

Expenses excluding interest:
Compensation and benefits	35,398	38,184	77,334	79,013
Floor brokerage and trade execution	6,388	6,752	13,084	13,938
Communications and data processing	4,218	4,084	8,567	8,721
Depreciation and amortization	2,127	2,334	4,481	4,670
Marketing and promotion	2,759	3,373	5,692	6,850
Occupancy and equipment	3,603	3,938	8,264	7,283
Other expense	4,730	5,274	9,299	9,164

Total expenses	59,223	63,939	126,721	129,639

Income (loss) before taxes	4,511	(4,942)	14,989	(10,679)
Provision for taxes (tax benefit)	1,191	818	(9,640)	1,282

Net income (loss)	3,320	(5,760)	24,629	(11,961)

Preferred dividends and accretion:
Class D redeemable convertible shares	—	(1,750)	(710)	(3,500)
Class D-1 redeemable convertible shares	—	(937)	(380)	(1,875)
Accretion of Class C redeemable preference stock	—	(1,381)	(518)	(2,725)

Net income (loss) attributable to common shareholders and to class A, B and C shareholders	$3,320	$(9,828)	$23,021	$(20,061)

Earnings per share:
Basic earnings per share	$0.14	—	$1.04	—
Diluted earnings per share	$0.14	—	$1.02	—

Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	23,994	—	22,126	—
Diluted weighted average shares outstanding	24,535	—	22,569	—

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except share and per share data)
(Unaudited)

	June 30,	December 31,
	2006	2005
ASSETS
Cash and equivalents	$121,378	$90,193
Restricted cash and cash required to be segregated under Federal or other regulations	6,468	10,517
Securities owned — at market value	138,833	98,527
Receivable from clearing broker	—	9,555
Corporate finance and syndicate receivables (net of allowance for doubtful accounts of $70 at June 30, 2006 and $0 at December 31, 2005)	20,618	10,479
Investments in partnerships and other securities	39,185	38,920
Other investments	80,172	4,632
Property and equipment, net	26,746	29,600
Receivables from related parties (net of allowance for doubtful loans of $2,585 at June 30, 2006 and $3,316 at December 31, 2005)	3,216	4,911
Deferred tax assets, net of valuation allowance	13,763	—
Other assets (net of allowance for doubtful accounts of $39 at June 30, 2006 and $0 at December 31, 2005)	17,553	15,489

Total assets	$467,932	$312,823

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERENCE STOCK, SHAREHOLDERS’ AND MEMBERS’ EQUITY (DEFICIT)
Liabilities:
Securities sold, but not yet purchased — at market value	$58,867	$84,986
Payable to clearing broker	46,368	—
Payables to customers	—	3,343
Accrued compensation	26,766	42,889
Accrued expenses and other liabilities	47,104	48,671
Capital lease obligations	261	445
Notes payable	35,424	19,094

Total liabilities	$214,790	$199,428

Redeemable Convertible Preference Stock:
Class C redeemable preference shares	—	48,792
Class D redeemable convertible shares	—	100,000
Class D-1 redeemable convertible shares	—	75,000

Total redeemable convertible preference stock	—	223,792

Shareholders’ and Members’ Equity (Deficit):
Class A shares	—	26,442
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 25,843,612 and 0 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively	258	—
Additional paid-in capital	348,721	—
Retained earnings (accumulated deficit)	(95,500)	(136,530)
Accumulated other comprehensive income (loss)	(337)	(309)

Total shareholders’ and members’ equity (deficit)	253,142	(110,397)

Total liabilities, redeemable convertible preference stock, shareholders’ and members’ equity (deficit)	$467,932	$312,823

THOMAS WEISEL PARTNERS GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED QUARTERLY STATEMENT OF OPERATIONS (Unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2006	2006	2005	2005	2005
			(In thousands)
REVENUES:
Brokerage	$29,776	$34,387	$34,242	$34,565	$33,817
Investment banking	28,156	36,494	27,982	15,895	15,138
Asset management	5,383	6,953	10,906	7,832	10,035
Interest income	3,062	2,212	2,071	1,476	892

Total revenues	66,377	80,046	75,201	59,768	59,882
Interest expense	(2,643)	(2,069)	(1,547)	(1,496)	(885)

Net revenues	63,734	77,977	73,654	58,272	58,997

EXPENSES EXCLUDING INTEREST:
Compensation and benefits	35,398	41,937	37,074	38,076	38,184
Floor brokerage and trade execution	6,388	6,696	6,621	6,315	6,752
Communications and data processing	4,218	4,349	4,255	4,481	4,084
Depreciation and amortization	2,127	2,354	2,188	2,288	2,334
Marketing and promotion	2,759	2,933	2,071	2,978	3,373
Occupancy and equipment	3,603	4,660	4,805	3,796	3,938
Other expense	4,730	4,570	9,159	2,011	5,274

Total expenses	59,223	67,499	66,173	59,945	63,939

INCOME (LOSS) BEFORE TAX	4,511	10,478	7,481	(1,673)	(4,942)
Provision for taxes (tax benefit)	1,191	(10,831)	382	523	818

NET INCOME (LOSS)	3,320	21,309	7,099	(2,196)	(5,760)

Less: Preferred Dividends and Accretion	—	(1,608)	(4,111)	(3,443)	(4,068)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON SHAREHOLDERS AND TO CLASS A, B AND C SHAREHOLDERS	$3,320	$19,701	$2,988	$(5,639)	$(9,828)